Exhibit 99.2

American BioScience, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
(in thousands, except share data)	Unaudited	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$58,017	$28,818
Short-term investments	100,292	54,455
Accounts receivable, net of allowances for doubtful accounts	19,757	61,868
Inventories	179,821	175,282
Prepaid expenses and other current assets	20,115	13,553
Deferred income taxes	15,844	16,936

Total current assets	393,846	350,912
Property, plant and equipment, net	158,034	152,630
Investment in Drug Source Company, LLC	3,310	2,728
Intangible assets and other non-current assets, net of accumulated amortization	12,851	10,641
Deferred income taxes, non-current	5,788	5,993
Non-current receivables from related parties	494	649
Deferred financing costs, net of accumulated amortization	567	676

Total assets	$574,890	$524,229

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$31,890	$35,593
Accrued liabilities	56,659	46,356
Deferred revenue	17,651	18,404
Minimum royalties payable	1,029	1,020
Amounts due to officer/shareholder	—	1,255

Total current liabilities	107,229	102,628
Long-term debt	214,000	190,000
Other non-current liabilities	1,400	1,400

Total liabilities	322,629	294,028
Minority interests	175,925	162,061
Shareholders’ equity:
Common stock - no par value; 300,000,000 shares authorized; 186,709,694 shares issued and outstanding in 2006 and 2005	20,973	15,131
Retained earnings	53,265	51,380
Accumulated other comprehensive income	2,098	1,629

Total shareholders’ equity	76,336	68,140

Total liabilities and shareholders’ equity	$574,890	$524,229

See notes to condensed consolidated financial statements.

American BioScience, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Net sales	$144,528	$120,749
Cost of sales	58,080	46,277

Gross profit	86,448	74,472
Operating expenses:
Research and development	19,608	9,508
Selling, general and administrative	41,272	33,919
Equity in net income of Drug Source Company, LLC	(476)	(539)

Total operating expenses	60,404	42,888

Income from operations	26,044	31,584
Interest income	850	363
Interest expense	(3,265)	(329)
Other (expense) income, net	244	15
Minority interests	(9,342)	(7,382)

Income before income taxes	14,531	24,251
Provision for income taxes	12,647	8,305

Net income	$1,884	$15,946

The composition of stock-based compensation included above is as follows:
Cost of sales	$728	$829
Research and development	155	176
Selling, general and administrative	1,849	2,104

	$2,732	$3,109

See notes to condensed consolidated financial statements.

American BioScience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Cash flows from operating activities:
Net income	$1,884	$15,946
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,245	3,704
Amortization	284	314
Stock-based compensation	2,732	3,109
Loss on disposal of property, plant and equipment	6	—
Excess tax benefit from stock based compensation	(817)	(3,793)
Deferred income taxes	1,297	(5,465)
Minority interest	9,342	7,382
Equity in net income of Drug Source Company, LLC, net of dividends received	(582)	(900)
Changes in operating assets and liabilities:
Accounts receivable, net	42,110	(24,867)
Inventories	(4,539)	(28,849)
Prepaid expenses and other current assets	(6,562)	1,575
Non-current receivables from related parties	155	(9)
Deferred revenue	(753)	(38)
Minimum royalties payable	10	29
Amounts due to officer/shareholder	(1,255)	112
Accounts payable and accrued expenses	7,759	20,835

Net cash provided by (used in) operating activities	55,316	(10,915)

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,654)	(8,346)
Purchase of other non-current assets	(1,963)	(384)
Net (purchase) sale of short-term investments	(45,837)	35,740

Net cash (used in) provided by investing activities	(57,454)	27,010

Cash flows from financing activities:
Proceeds from the exercise of subsidiary stock options	4,808	4,270
Proceeds from issuance of debt	24,000	—
Proceeds from the sale of stock under subsidiary employee retirement and stock purchase plans	1,665	1,508
Excess tax benefit from stock based compensation	817	3,793

Net cash provided by financing activities	31,290	9,571

Effect of foreign currency translation	47	90

Increase in cash and cash equivalents	29,199	25,756
Cash and cash equivalents at beginning of period	28,818	3,323

Cash and cash equivalents at end of period	$58,017	$29,079

AMERICAN BIOSCIENCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(Unaudited)

(1)	Basis of Presentation

On April 18, 2006, subsequent to the date of these financial statements, we, American BioScience, Inc., or ABI, , completed a merger with and into American Pharmaceutical Partners, Inc., or APP, our former majority-owned subsidiary, now known as Abraxis BioScience, Inc., pursuant to the terms of the Agreement and Plan of Merger dated November 27, 2005 that we entered into with APP and certain of our shareholders. Following the completion of the merger, the combined company was renamed “Abraxis BioScience, Inc.”, or Abraxis.

The unaudited condensed consolidated financial statements include the assets, liabilities, and results of operations of ABI at March 31, 2006. All material intercompany balances and transactions have been eliminated in consolidation.

Incorporated in California in 1994, American BioScience, Inc., or ABI, was a privately-held biotechnology company focused on the discovery, development and delivery of next-generation therapeutics, including biologically active molecules already existing within the human biological system, for the treatment of life-threatening diseases. ABI developed and held the worldwide rights to Abraxane® which was approved by the U.S. Food and Drug Administration, or the FDA, in January 2005 for the treatment of metastatic breast cancer and launched in February 2005. In these notes, ABI Operations refers to this biotechnology business, whereas ABI refers to the consolidated entity.

At March 31, 2006, ABI had three wholly owned subsidiaries, VivoRx AutoImmune, Inc., Chicago BioScience, LLC and Transplant Research Institute and two majority-owned subsidiaries, Resuscitation Technologies, LLC and APP, further described as follows:

VivoRx AutoImmune, Inc., licenses and sublicenses intellectual property relating to third-party manufacturing of scientific assay kits.

Chicago BioScience, LLC, was formed in June 2004 for the purpose of acquiring a pharmaceutical manufacturing facility which was intended to be modified and used for the manufacture and development of existing and future products, including the manufacture of clinical supplies, and to provide additional research and development capabilities.

Transplant Research Institute, or TRI, was formed and commenced operations in July 1991. In June 2005, Dr. Soon-Shiong, ABI’s controlling shareholder, sold to ABI his entire ownership interest in TRI, comprising all of the outstanding capital stock of TRI, in exchange for $20.0 million in cash. TRI holds various intellectual property and other rights. In ABI’s consolidated financial statements and for income tax purposes, because the sale involved ABI’s controlling shareholder, the TRI acquisition has been accounted for as an asset contribution using the shareholder’s historical cost basis, which was zero, and accounted for as a distribution of shareholders’ equity.

Resuscitation Technologies, LLC, or RTL, was formed in December 2003 and operations commenced in July 2004. RTL is a research and development collaboration for a licensed drug. At the commencement of operations and at March 31, 2006, ABI owned 83% of RTL.

APP was incorporated in Delaware in 2001, as successor to a California corporation formed in 1996, and is a pharmaceutical company that develops, manufactures and markets injectable pharmaceutical products. APP’s wholly-owned subsidiary, Pharmaceutical Partners of Canada, Inc., markets injectable pharmaceutical products in Canada. APP has a primary focus on the injectable oncology, anti-infective and critical care markets, and offers one of the most comprehensive injectable product portfolios in the pharmaceutical industry. APP manufactures products in each of the three basic forms in which injectable products are sold: liquid, powder and lyophilized, or freeze-dried. Under an intercompany agreement between ABI and APP, APP held the exclusive North American right to sell Abraxane® which was approved by the FDA in January 2005 and launched in February 2005. At March 31, 2006, ABI owned 65.9%, or 47,984,160 shares, of APP’s outstanding common stock.

APP’s products are generally used in hospitals, long-term care facilities, alternate care sites and clinics within North America. Unlike the retail pharmacy market for oral products, the injectable pharmaceuticals marketplace is largely made up of end users who have relationships with group purchasing organizations, or GPOs, and/or specialty distributors who distribute products within a particular end-user market, such as oncology clinics. GPOs and specialty distributors generally enter into collective product purchasing agreements with pharmaceutical suppliers in an effort to secure more favorable drug pricing on behalf of their members.

Additionally, a wholly owned subsidiary of APP holds a 50% interest in Drug Source Company, or DSC. DSC is a joint venture with three other partners established in 2000 to purchase raw materials for resale to pharmaceutical companies, including APP. Because APP’s 50% interest in DSC does not provide financial or operational control of the entity, APP accounts for its interest in DSC under the equity method. APP’s equity in the net income of DSC, net of intercompany profit on purchases of inventory, is classified in operating expenses in the accompanying consolidated statements of income. Research and development expense includes raw material purchases from Drug Source Company of $0.1 million and $0.7 million for the three-month periods ended March 31, 2006 and 2005, respectively. Ending inventory included raw material purchased from Drug Source Company of $5.4 million at March 31, 2006 and $3.8 million at December 31, 2005.

Merger

For accounting purposes, the merger between ABI and APP is referred to as a downstream merger with ABI viewed as the surviving entity rather than APP, although APP is the surviving entity for legal purposes. As such, effective as of the merger date, the merger will be accounted for in ABI’s consolidated financial statements as an implied acquisition of APP’s minority interest using the purchase method of accounting. Under this accounting method, APP’s accounts, including goodwill, will be adjusted to reflect the minority interests’ share of any differences between their fair values and book values as of the merger closing date. APP’s total fair value will be based on the weighted average market price of APP’s common stock for the period three days prior to and three days subsequent to the merger announcement date.

Furthermore, because ABI will be treated as the continuing reporting entity for accounting purposes, APP’s filed reports, as the surviving corporation in the merger, after the date of the merger would parallel the financial reporting required under generally accepted accounting principles in the United States and SEC reporting rules as if ABI were the legal successor to its reporting obligation as of the date of the merger. Accordingly, APP’s financial statements, for all periods prior to the date of the merger, will be revised to reflect this basis of accounting.

The accompanying unaudited condensed consolidated financial statements of ABI have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. The balance sheet information at December 31, 2005 has been derived from the audited financial statements at that date, as restated for Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or FAS 123(R), but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements. All material intercompany balances and transactions have been eliminated in consolidation.

Equity - Based Compensation

ABI accounts for stock based compensation in accordance with FAS 123(R), which requires the recognition of compensation cost for all share-based payments (including employee stock options) at fair value. Effective January 1, 2006, ABI adopted the provisions of FAS 123(R) using a modified version of retrospective application. As a result, the fair value of stock-based employee compensation was recorded as an expense in the current year, in addition, our prior year results have been restated as if ABI had used the fair value method during previous periods. ABI uses the straight-line attribution method to recognize share-based compensation expenses over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.

Stock-based compensation recognized in 2006 as a result of the adoption of FAS 123(R), as well as expense associated with the retrospective application, uses the Black-Scholes option pricing model to estimate the fair value of options granted under the our equity incentive plans and rights to acquire stock granted under our stock participation plan. Pre-tax stock-based employee compensation costs for the three-month periods ended March 31, 2006 and 2005 were $2.7 million and $3.1 million, respectively. Also in connection with the retrospective application, our December 31, 2005 balance sheet presented reflects an increase in the deferred tax benefit of $2.1 million, an increase in minority interests of $0.6 million, an increase in additional paid-in capital of $9.3 million and a decrease in retained earnings of $8.8 million.

Refer to Note 7, Stock Compensation Plans, in the notes to the condensed consolidated financial statements for a detail of financial statement changes caused by the retrospective application.

(2)	Quarterly Periods

ABI uses a calendar fiscal year beginning on January 1 and ending on December 31 of each year. Beginning in 2006, APP adopted a 52-week fiscal year that ends on December 31, with quarters ending on March 31, June 30 and September 30. In previous years, APP used a 52-week or 53-week fiscal year with each quarter ending on the Saturday nearest the end of the calendar quarter. For clarity of presentation, the comparative period is presented as if the quarter ended on March 31. Each of the three-month periods ended March 31, 2006 and 2005 included 13 weeks. The change in quarterly periods will not have a material impact on the comparability of reported quarterly results.

(3)	Related Party Transactions

At December 31, 2005 amounts due to officers and shareholders primarily consisted of compensation expense that has been recognized, but not yet paid by ABI. All amounts due were paid during the first quarter of 2006. No interest was accrued, imputed or owed relating to the compensation amounts due.

TRI was formed and commenced operations in July 1991. In June 2005, Dr. Soon-Shiong, ABI’s controlling shareholder, sold to ABI his entire ownership interest in TRI, comprising all of the outstanding capital stock of TRI, in exchange for $20.0 million in cash. TRI holds various intellectual property and other rights. In ABI’s consolidated financial statements and for income tax purposes, because the sale involved ABI’s controlling shareholder, the TRI acquisition has been accounted for as an asset contribution using the shareholder’s historical cost basis, which was zero, and accounted for as a distribution of shareholders’ equity.

Non-current receivables from related parties consist of accounts and notes receivable from employees and officers that are due over periods ranging from 1 to 10 years. Total non-current receivables from related parties totaled $0.5 and $0.6 million at March 31, 2006 and December 31, 2005, respectively. Of the total non-current receivables from related parties outstanding at March 31, 2006, $0.4 million of the amount is collateralized by property and APP common stock. The notes receivable bear interest at rates ranging from 5.12% to 5.75% per annum. On March 1, 2006, ABI purchased a residential property in California for $3.7 million. A newly hired executive has leased the residence from the Corporation for an initial term of one year.

(4)	Inventories

Inventories consisted of the following:

	March 31, 2006			December 31, 2005
	Approved	Pending Regulatory Approval	Total Inventory	Approved	Pending Regulatory Approval	Total Inventory
	(in thousands)
Finished goods	$34,795	$—	$34,795	$31,768	$—	$31,768
Work in process	18,866	271	19,137	11,613	2,987	14,600
Raw materials	121,787	4,102	125,889	122,449	6,465	128,914

	$175,448	$4,373	$179,821	$165,830	$9,452	$175,282

Inventories consist of products currently approved for marketing and may include certain products pending regulatory approval. From time to time, ABI capitalizes inventory costs associated with products prior to regulatory approval based on ABI’s judgment of probable future commercial success and realizable value. Such judgment incorporates ABI’s knowledge and best judgment of where the product is in the regulatory review process, ABI’s required investment in the product, market conditions, competing products and ABI’s economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. If final regulatory approval for such products is denied or delayed, ABI may need to provide for and expense such inventory.

At March 31, 2006, inventory with a total cost of $4.4 million related to approximately 24 generic products pending FDA approval on that date, no individual product of which was significant to the total. In the event that FDA approval is unduly delayed or denied for these products we may have to provide for and expense all, or a portion of, such inventory. At December 31, 2005, inventory included $9.5 million in cost relating to generic products pending FDA approval on that date. Included in the amount pending approval at December 31, 2005 was $7.4 million of ceftriaxone, which was approved by the FDA in February 2006.

ABI routinely reviews its inventory and establishes reserves when the cost of the inventory is not expected to be recovered or ABI’s product cost exceeds realizable market value. In instances where inventory is at or approaching expiry, is not expected to be saleable based on ABI’s quality and control standards or for which the selling price has fallen below cost, we reserve for any inventory impairment based on the specific facts and circumstances. In evaluating the market value of inventory pending regulatory approval as compared to its cost, ABI considers the market, pricing and demand for competing products, ABI’s anticipated selling price for the product and the position of the product in the regulatory review process. Provisions for inventory reserves are reflected in the financial statements as an element of cost of sales with inventories presented net of related reserves.

(5)	Accrued Liabilities

Accrued liabilities consisted of the following:

	March 31, 2006	December 31, 2005
	(in thousands)
Sales and marketing	$19,077	$18,728
Payroll and employee benefits	15,285	12,707
Accrued income taxes	9,728	6,992
Legal and insurance	4,559	2,971
Other	8,010	4,958

	$56,659	$46,356

(6)	Long-Term Debt and Credit Facilities

ABI Credit Facility

In June 2005, ABI entered into a two-year, $200 million credit facility secured by substantially all of ABI’s assets, including 47.2 million shares of APP common stock held by ABI. On March 6, 2006, ABI amended its $200 million credit facility to increase the allowed borrowings to $215 million. As of March 31, 2006, $214 million was outstanding under the ABI facility. Borrowings under the ABI facility have been classified as long-term debt in ABI’s consolidated balance sheets. ABI incurred $0.5 million in fees in connection with the facility, which are being amortized over the facility’s two-year term and unamortized debt acquisition costs will be written off in conjunction with the closing of the merger in the second quarter of 2006.

The interest rate under the ABI facility is computed daily at LIBOR plus 1.7%, or 6.53% at March 31, 2006. ABI could make prepayments under the credit facility at its option. The ABI facility included various restrictive covenants, including as to the market value of APP common stock and achievement of specified Abraxane® sales objectives.

Chicago BioScience Mortgage

In connection with the acquisition of a development and manufacturing facility by Chicago BioScience, LLC, a wholly owned subsidiary of ABI in July 2004, ABI obtained a $4.0 million mortgage due July 2005, which was secured by substantially all of the assets in the manufacturing facility and 65,000 shares of APP common stock held by ABI. ABI repaid this mortgage in full in June 2005.

APP Credit Facility and Debt Extinguishment

In September 2004, APP entered into a three-year, $100 million, unsecured revolving credit and letter of credit facility which in August 2005 was increased to $150 million and the term of which was extended by one year. Interest rates under this credit facility varied depending on the type of loan made and APP’s leverage ratio. The interest rate under the credit facility was LIBOR plus 75 basis points. At March 31, 2006, the interest rate for loans under the credit facility was 5.65%. The credit facility limited the amount of and assessed a 0.125% fee on the face amount of outstanding letters of credit. With respect to the capital stock held by ABI, the credit facility prohibited APP from declaring or paying any cash dividends or making any other such cash distributions. Additionally, the terms of APP’s August 2005 credit facility limited the principal amount of the intercompany demand note received from ABI to $23.0 million, among various other covenants and restrictions. Debt acquisition fees of approximately $0.5 million for the APP facility are being amortized over the life of the facility and the unamortized debt acquisition costs will be written off in connection with the closing of the merger.

As of March 31, 2006, no amounts were outstanding under the facility and APP was in compliance with all of its covenants.

No interest was capitalized during the three-month periods ended March 31, 2006 or 2005.

Subsequent Credit Facility

On April 18, 2006, in connection with the closing of the merger between ABI and APP, the prior facilities were replaced with a three-year, $450 million, unsecured credit facility, with a sub-limit of $10 million for standby and commercial letters of credit and $20 million for swing line loans. In connection with the closing of the merger, the amount outstanding under the ABI facility was repaid with borrowings from the new facility. Interest rates under the new facility vary depending on the type of loan made and Abraxis’ leverage ratio as defined in the agreement. The agreement contains various restrictive covenants pertaining to the maintenance of minimum net worth, leverage and interest coverage ratios. In addition, the agreement restricts Abraxis’ ability to declare or pay dividends, make future loans to third parties and incur other indebtedness. Fees of $1.7 million associated with the new agreement will be capitalized and amortized over the term of the agreement and the remaining $0.6 million in unamortized debt acquisition costs related to the prior facilities will be written off in the second quarter of 2006 in conjunction with the closing of the merger.

(7)	Stock Compensation Plans

APP sponsors the following stock compensation plans:

1997 Stock Option Plan

Under the 1997 Plan Stock Option Plan, or the 1997 Plan, options to purchase shares of APP common stock were granted to certain employees and the directors with an exercise price equal to the estimated fair market value of APP’s common stock on the date of grant. The 1997 Plan stock options vested upon completion of APP’s initial public offering in December 2001.

2001 Stock Incentive Plan

The 2001 Stock Incentive Plan, or the 2001 Plan provides for the grant of incentive stock options and restricted stock to APP employees, including officers and employee directors, of non-qualified stock options to employees, directors and consultants, and other types of awards. At March 31, 2006, there were 16,091,898 options available for grant and 19,537,225 common shares reserved for the exercise of stock options under the 2001 Plan. The number of shares reserved for issuance increases annually on the first day of each fiscal year by an amount equal to the lesser of a) 6,000,000 shares, b) 5% of the total number of shares outstanding as of that date, or c) a number of shares as determined by APP’s Board of Directors.

APP’s Board of Directors, or a committee designated by APP’s Board of Directors, administers the 2001 Plan and has the authority to determine the terms and conditions of awards, including the types of awards, the number of shares subject to each award, the vesting schedule of the awards and the selection of the grantees. The exercise price of all options granted under the Plan 2001 will be determined by APP’s Board of Directors or a committee designated by APP’s Board of Directors, but in no event will this price be less than the fair market value of APP’s common stock on the date of grant, unless otherwise determined by APP’s Board of Directors with respect to non-qualified stock options.

2001 Non-Employee Director Stock Option Program

The 2001 Non-Employee Director Stock Option Program, or the 2001 Program, was adopted as part, and as subject to terms and conditions, of the 2001 Plan. The 2001 program establishes an automatic option grant program for the grant of awards to non-employee directors of APP.

Restricted Stock

At March 31, 2006, 8,125 restricted APP shares were outstanding with market values ranging from $14.69 to $34.03 with vesting dates ranging from January 2006 to June 2011. Compensation expense related to restricted stock grants is based upon the market price on the date of grant and is charged to earnings on straight-line basis over the applicable vesting period.

Employee Stock Purchase Plan

Under the 2002 Employee Stock Purchase Plan, or ESPP, eligible APP employees may contribute up to 10% of their base earnings toward the semi-annual purchase of APP common stock. The employees’ purchase price is the lesser of 85% of the fair market value of the stock on the first business day of the offer period or 85% of the fair market value of the stock on the last business day of the semi-annual purchase period. Employees can purchase no more than 625 shares of APP common stock within any given purchase period. An aggregate of 8,167,301 shares of APP common stock were reserved for issuance under the ESPP at March 31, 2006. The ESPP provides for annual increases in the number of shares of APP common stock issuable under the ESPP equal to the lesser of: a) 3,000,000 shares b) a number of shares equal to 2% of the total of the total number of shares outstanding or c) a number of shares as determined by APP’s Board of Directors. In the first quarter of 2006, 96,642 shares of APP stock were issued under the ESPP for an aggregate purchase price of $2.0 million.

ABI accounts for stock-based compensation in accordance with FAS 123(R), which requires the recognition of compensation cost for all share-based payments, including employee stock options, at fair value. Effective January 1, 2006, ABI adopted the provisions of FAS 123(R) using a modified version of retrospective application. As a result, the fair value of stock-based employee compensation has been recorded as an expense in the current year, in addition, prior year results have been restated as if ABI had used the fair value method during previous periods. ABI uses the straight-line attribution method to recognize share-based compensation expenses over the vesting period of the award. Options currently granted generally expire ten years from the grant date and vest ratably over a four-year period.

Stock based compensation recognized in 2006 as a result of the adoption of FAS 123(R), as well as expense associated with the retrospective application, use the Black-Scholes option pricing model to estimate the fair value of options granted under our equity incentive plans and rights to acquire stock granted under the company’s stock participation plan. The impact of compensation expense and the adoption of FAS 123(R) on the income statement for the three months ended March 31, 2006, was as follows:

Income Statement

March 31, 2006
(In thousands)
Cost of sales	$728

Gross profit	(728)
Operating expenses:
Research and development	155
Selling, general and administrative	1,849

Total operating expenses	2,004

Income from operations	(2,732)
Minority interests	602

Income before income taxes	(2,130)
Provision for income taxes	(956)

Net income	$(1,174)

The following is a summary of the line items impacted by the restatement on the previously reported 2005 consolidated income statement and statement of cash flows and the December 31, 2005 balance sheet:

FAS 123R Restatement

(in thousands, except per share data)

Income Statement

	Year Ended December 31, 2005
	As originally Reported	As Adjusted	Effect of Change
Net sales	$520,757	$520,757	$—
Cost of sales	222,859	227,235	4,376

Gross profit	297,898	293,522	(4,376)
Operating expenses:
Research and development	55,541	56,471	930
Selling, general and administrative	140,422	151,525	11,103
Stock-based compensation	3,031	—	(3,031)
Equity in net income of Drug Source Co., LLC	(1,802)	(1,802)	—

Total operating expenses	197,192	206,194	9,002

Income from operations	100,706	87,328	(13,378)
Interest income	1,419	1,419	—
Interest expense	(6,563)	(6,563)	—
Other (expense) income, net	(663)	(663)	—
Minority interests	(28,633)	(25,875)	2,758

Income before income taxes	66,266	55,646	(10,620)
Provision for income taxes	43,072	37,989	(5,083)

Net income	$23,194	$17,657	$(5,537)

Balance Sheet

	December 31, 2005
	As originally Reported	As Adjusted	Effect of Change
Deferred income taxes	$14,871	$16,936	$2,065

Total current assets	348,847	350,912	2,065

Total assets	$522,164	$524,229	$2,065

Accrued liabilities	45,634	46,356	722

Total current liabilities	101,906	102,628	722
Total liabilities	293,306	294,028	722
Minority interests	161,608	162,061	453
Common stock	5,875	15,131	9,256
Deferred stock-based compensation	(400)	—	400
Retained earnings	60,146	51,380	(8,766)
Total shareholders’ equity	67,250	68,141	891

Total liabilities and shareholders’ equity	$522,164	$524,229	$2,065

Statement of Cash Flows

	Year Ended December 31, 2005
	As originally Reported	As Adjusted	Effect of Change
Cash flows from operating activities:
Net income	$23,194	$17,657	$(5,537)
Adjustments to reconcile net income to net cash provided by (used in) operating activities: Stock-based compensation	3,031	16,409	13,378
Deferred income taxes	(9,374)	(9,127)	247
Minority interest	28,633	25,875	(2,758)
Excess tax benefit from stock based compensation	20,770	(15,687)	(36,457)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	17,327	32,767	15,440

Net cash provided by operating activities	50,153	34,466	(15,687)
Cash flows from financing activities:
Excess tax benefit from stock based compensation	—	15,687	15,687

Net cash provided by financing activities	18,185	33,872	15,687
Effect of foreign currency translation	329	329	—

Increase in cash and cash equivalents	25,495	25,495	—
Cash and cash equivalents at beginning of period	3,323	3,323	—

Cash and cash equivalents at end of period	$28,818	$28,818	$—

The following is a summary of the line items impacted by the restatement of the previously reported 2004 consolidated income statement, statement of cash flows and the December 31, 2004 balance sheet:

FAS 123R Restatement

(in thousands, except per share data)

Income Statement

	Year Ended December 31, 2004
	As originally Reported	As Adjusted	Effect of Change
Net sales	$405,247	$405,247	$—
Cost of sales	189,641	192,254	2,613

Gross profit	215,606	212,993	(2,613)
Operating expenses:
Research and development	41,621	42,177	556
Selling, general and administrative	101,319	107,951	6,632
Stock-based compensation	1,077	—	(1,077)
Equity in net income of Drug Source Co., LLC	(2,084)	(2,084)	—

Total operating expenses	141,933	148,044	6,111

Income from operations	73,673	64,949	(8,724)
Interest income	763	763	—
Interest expense	(1,002)	(1,002)	—
Other (expense) income, net	143	143	—
Loss on early extinguishment of credit facility	(1,986)	(1,986)	—
Minority interests	(18,018)	(16,301)	1,717

Income before income taxes	53,573	46,566	(7,007)
Provision for income taxes	31,671	28,345	(3,326)

Net income	$21,902	$18,221	$(3,681)

Balance Sheet

	December 31, 2004
	As originally Reported	As Adjusted	Effect of Change
Deferred income taxes	$14,225	$14,225	$—

Total current assets	262,146	262,146	—

Total assets	$392,623	$392,623	$—

Accrued liabilities	39,064	39,478	(414)

Total current liabilities	110,886	111,300	414
Deferred income taxes	2,735	423	(2,312)
Total liabilities	113,621	111,723	(1,898)
Minority interests	112,876	113,482	606
Common stock	75,348	80,961	5,613
Deferred stock-based compensation	(2,385)	—	2,385
Retained earnings	60,429	53,723	(6,706)
Total shareholders’ equity	166,126	167,418	1,292

Total liabilities and shareholders’ equity	$392,623	$392,623	$—

Statement of Cash Flows

	Year Ended December 31, 2004
	As originally Reported	As Adjusted	Effect of Change
Cash flows from operating activities:
Net income	$21,902	$18,221	$(3,681)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	1,077	9,801	8,724
Deferred income taxes	(4,371)	(5,152)	(781)
Minority interest	18,018	16,301	(1,717)
Excess tax benefit from stock based compensation	4,573	(1,247)	(5,820)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	5,122	7,150	2,028

Net cash provided by operating activities	43,600	42,353	(1,247)
Cash flows from financing activities:
Excess tax benefit from stock based compensation	—	1,247	1,247

Net cash provided by financing activities	16,094	17,341	1,247
Effect of foreign currency translation	(469)	(469)	—

Increase in cash and cash equivalents	(3,570)	(3,570)	—
Cash and cash equivalents at beginning of period	6,893	6,893	—

Cash and cash equivalents at end of period	$3,323	$3,323	$—

The following is a summary of the line items impacted by the restatement of the previously reported 2003 consolidated income statement and statement of cash flows:

FAS 123R Restatement

(in thousands, except per share data)

Income Statement

	Year Ended December 31, 2003
	As originally Reported	As Adjusted	Effect of Change
Net sales	$351,744	$351,744	$—
Cost of sales	160,056	161,692	1,636

Gross profit	191,688	190,052	(1,636)
Operating expenses:
Research and development	38,921	39,269	348
Selling, general and administrative	59,539	63,693	4,154
Stock-based compensation	1,215	—	(1,215)
Loss on litigation settlement	1,006	1,006	—
Equity in net income of Drug Source Co., LLC	(1,837)	(1,837)	—

Total operating expenses	98,844	102,131	3,287

Income from operations	92,844	87,921	(4,923)
Interest income	667	667	—
Interest expense	(490)	(490)	—
Other (expense) income, net	540	540	—
Minority interests	(22,299)	(21,377)	922

Income before income taxes	71,262	67,261	(4,001)
Provision for income taxes	42,868	40,908	(1,960)

Net income	$28,394	$26,353	$(2,041)

Statement of Cash Flows

	Year Ended December 31, 2003
	As originally Reported	As Adjusted	Effect of Change
Cash flows from operating activities:
Net income	$28,394	$26,353	$(2,041)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	1,215	6,138	4,923
Deferred income taxes	6,399	5,149	(1,250)
Minority interest	22,299	21,377	(922)
Excess tax benefit from stock based compensation	5,125	(3,165)	(8,290)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	5,387	8,552	3,165

Net cash provided by operating activities	38,694	35,529	(3,165)
Cash flows from financing activities:
Excess tax benefit from stock based compensation	—	3,165	3,165

Net cash provided by financing activities	4,625	7,790	3,165
Effect of foreign currency translation	151	151	—

Increase in cash and cash equivalents	(35,496)	(39,012)	—
Cash and cash equivalents at beginning of period	42,389	42,389	—

Cash and cash equivalents at end of period	$6,893	$3,377	$—

In accordance with FAS 123(R), ABI will adjust stock based compensation on a quarterly basis for revisions to the estimated rate of equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate for all expense amortization after January 1, 2005 will be recognized in the period the forfeiture estimate is changed. The effect of the forfeiture adjustments in the first quarters of 2006 and 2005 was insignificant.

As of March 31, 2006, there was $20.9 million of total unrecognized compensation expense related to stock options granted under the company’s equity incentive plans which is expected to be recognized over a weighted average period of 1.4 years.

The fair values of options granted during the three months ended March 31, 2006 and 2005 were determined using the Black-Scholes option pricing model, which incorporates various assumptions. The risk-free rate of interest for the average contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is zero as ABI does not anticipate paying any dividends. The expected term of awards granted is based upon the historical exercise patterns of the participants in APP’s plans and expected volatility is based on the historical volatility of APP stock over the expected term of the award. The weighted average estimated values of employee stock option grants and rights granted under APP’s employee stock purchase plan as well as the weighted average assumptions that were used in calculating such values during the first quarter of 2006 and 2005 were based on estimates at the date of grant as follows:

	Quarter Ended March 31,
	2006	2005
Stock Options
Risk-free rate	4.5%	3.9%
Dividend yield	—	—
Expected life in years	5	5
Volatility	55%	46%
Fair value of options granted	$703,768	$8,917,894
Weighted average grant date fair value of options granted	$16.27	$21.08
Employee Stock Purchase Plan
Risk-free rate	2.8%	2.2%
Dividend yield	—	—
Expected life in years	1.2	1.2
Volatility	36%	46%

APP stock options outstanding that have vested and are expected to vest as of March 31, 2006 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intinsic Value (1)
Vested	1,727,106	$12.30	5.25	$31,056,729
Expected to Vest	1,467,618	33.45	8.04	4,809,548

Total	3,194,724	$21.87	6.53	$35,866,277

(1)	These amounts represent the difference between the exercise price and $28.49, the closing price of APP stock on March 31, 2006.

The above options outstanding that are expected to vest are net of estimated future option forfeitures in accordance with the provisions of FAS 123(R). Options with a fair value of $2.7 million and $3.1 million vested during the first quarters of 2006 and 2005, respectively.

Additional information with respect to APP stock option activity is as follows:

	Options Outstanding		Exercisable Options
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2005	3,571,997	$21.38	1,774,537	$11.31

Granted	43,250	32.64
Exercised	(347,853)	13.82
Forfeited	(126,670)	33.66

Outstanding at March 31, 2006	3,140,724	$21.87	1,727,106	$12.30

The following table summarizes information about fixed APP stock options outstanding at March 31, 2006:

	Options Outstanding
	Number of Shares	Weighted Average Remaining Contractual Life	Weighted- Average Exercise Price	Options Exercisable
Exercise Price Ranges				Number of Shares	Weighted- Average Exercise Price
$ 2.00—$ 5.60	813,343	3.8	$2.91	813,343	$2.91
$ 5.61—$ 11.20	331,078	5.7	8.65	277,675	8.50
$11.21—$ 16.81	453,909	6.8	12.97	280,073	12.83
$16.82—$ 22.41	83,625	8.3	21.32	12,900	21.16
$22.42—$ 28.01	262,458	7.8	25.28	68,082	25.30
$28.02—$ 33.61	318,749	8.1	30.54	67,346	30.36
$33.62—$ 39.21	153,425	7.5	36.01	66,111	35.94
$39.22—$ 44.82	167,625	8.1	41.31	16,250	41.55
$44.83—$ 50.42	566,599	8.2	46.40	122,265	46.45
$50.43—$ 56.02	43,913	8.8	53.11	3,061	51.49

	3,194,724	6.5	22.02	1,727,106	12.30

(8)	Litigation

In December 2004, one of APP’s former officers and employees and a former director of ABI filed a demand for arbitration with the American Arbitration Association against APP and Dr. Soon-Shiong, our Chief Executive Officer. In August 2005, this individual filed an amended arbitration demand adding ABI as a defendant. In the arbitration, this individual asserts that APP improperly terminated his employment and that the defendants breached various promises allegedly made to him. This individual is seeking various forms of relief, including monetary damages and equity interests in APP and ABI. APP has filed a counterclaim in the arbitration, claiming that the former employee breached his duties and obligations to APP and was negligent in the performance of his duties. We are seeking unspecified damages. The arbitration has been set to begin in late 2006. Abraxis intends to vigorously defend this claim.

In addition, in May 2006 this same former officer filed an action against APP, ABI and certain directors of APP in Cook County Illinois relating to the recently completed merger between APP and ABI alleging that the defendants breached fiduciary duties to APP shareholders by causing APP to enter into the merger agreement. The complaint seeks $12 million in damages. Abraxis intends to vigorously defend this action.

On or about December 7, 2005 several stockholder derivative and class action lawsuits were filed against APP, APP’s directors and ABI in the Delaware Court of Chancery relating to the recently completed merger between APP and ABI. APP is a nominal defendant in the stockholder derivative actions. The lawsuits allege that APP’s directors breached their fiduciary duties to its stockholders by causing APP to enter into the merger agreement and for not providing full and fair disclosure to its stockholders, regarding the recently completed merger, which it is alleged caused the value of the shares held by APP’s public stockholders to be significantly diminished. The lawsuits seek, among other things, an unspecified amount of damages and rescinding the merger. Abraxis intends to vigorously defend these actions.

Abraxis is from time to time subject to claims and litigation arising in the ordinary course of business. These claims have included assertions that our products infringe existing patents and also claims that the use of our products has caused personal injuries. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. In the opinion of management, the ultimate outcome of proceedings of which management is aware, even if adverse to us, will not have a material adverse effect on our consolidated financial position or results of operations.

(9)	Net Sales by Product Line

Net sales by product line are as follows:

	Three Months Ended March 31,
	2006	2005
(in thousands)
Anti-infective	$52,846	$40,861
Critical care	45,274	34,610
Oncology	43,986	45,090
Research revenue	774	68
Contract manufacturing	1,648	120

	$144,528	$120,749

(10)	Comprehensive Income

Elements of comprehensive income, net of income taxes, are as follows:

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Foreign currency translation adjustments	$47	$89
Unrealized gain (loss) on marketable equity securities	422	(465)

Other comprehensive gain (loss), net of tax & minority interests	469	(376)
Net income	1,884	15,946

Comprehensive income	$2,353	$15,570

Supplemental comprehensive income information, net of tax:
Cumulative foreign currency translation gain adjustments	$47	$240
Cumulative unrealized gain (loss) on marketable equity securities	2,051	(98)

(11)	Subsequent Events

Merger

On April 18, 2006, subsequent to the date of these financial statements, ABI, completed a merger with and into APP, ABI’s former majority-owned subsidiary, now known as Abraxis BioScience, Inc., pursuant to the terms of the Agreement and Plan of Merger dated November 27, 2005 that ABI entered into with APP and certain of ABI’s shareholders. Following the completion of the merger, the combined company was renamed to “Abraxis BioScience, Inc., or Abraxis.

In connection with the merger, APP issued to the shareholders of ABI 133,868,443 shares of APP’s common stock, of which 8,609,652 shares were placed into escrow pursuant to the terms of an escrow agreement entered into between APP, a representative of the ABI shareholders and Fifth Third Bank, as escrow agent. The escrow agreement sets forth the mechanism for disbursement of the escrow funds. The 47,984,160 shares of APP common stock that had been held by ABI prior to the closing of the merger were cancelled.

In addition and as contemplated by the merger agreement, APP entered into a corporate governance and voting agreement and a registration rights agreement with certain shareholders of ABI. The corporate governance and voting agreement sets forth certain agreements with the controlling shareholder and his affiliated entities regarding governance and voting matters relating to our company after the consummation of the merger. The registration rights agreement sets forth certain registration obligations by APP with respect to APP common stock received by the former ABI shareholders in connection with the merger.

As a part of the merger, APP also assumed two restricted stock unit plans established by ABI prior to the closing of the merger. Under the terms of first restricted stock unit plan or RSU Plan I, the units granted under that plan vested upon the completion of the merger. As a result, the holders of these units received the right to acquire an aggregate 212,239 shares of APP’s common stock upon the closing of the merger. The 212,239 shares of APP’s common stock issuable upon the vesting of these units reduced the number of shares otherwise issuable to the shareholders of ABI at the effective time of the merger under the terms of the merger agreement. Under the terms of the second restricted unit plan assumed by APP in connection with the merger, the RSU Plan II, the units granted there under will vest one-half on the second anniversary of the merger and the balance on the fourth anniversary of the merger. The units convert into the right to receive a number of shares of Abraxis’ common stock determined on each vesting date determined by the price that vests on such date divided by the average trading price of Abraxis’ common stock over the three days prior to vesting; except that if the average trading price of Abraxis’ common stock is less than $28.27, then the price is divided by $28.27. The maximum number of Abraxis shares that may be issuable under this restricted unit plan is 3,325,080 shares.

On April 18, 2006, APP entered into an agreement with RSU Plan LLC, or the RSU LLC, an entity that is beneficially owned and controlled by the ABI shareholders existing prior to the merger, including entities controlled by Dr. Soon-Shiong. RSU LLC owns a sufficient number of shares of APP common stock to satisfy APP’s obligations under the RSU Plan II. Under the terms of this agreement, the RSU LLC has agreed that prior to the date on which restricted stock units issued pursuant to the RSU Plan II become vested, RSU LLC will deliver, or cause to be delivered, to Abraxis the number of shares of Abraxis common stock, or cash, or a combination thereof, in an amount sufficient to satisfy the obligations to participants under the RSU Plan II of the vested restricted units. Abraxis is required to satisfy its obligations under the RSU Plan II by paying to the participants in the RSU Plan II cash and/or shares of Abraxis common stock in the same proportion as was delivered by the RSU LLC. The intention of this agreement is to have RSU LLC satisfy Abraxis’ obligations under RSU Plan II so that there would not be any further dilution to Abraxis’ stockholders as a result of Abraxis’ assumption of the RSU Plan II.

New Credit Facility

On April 18, 2006, in connection with the closing of the merger between ABI and APP, the prior facilities were replaced with a three year, $450 million, unsecured credit facility, with a sub-limit of $10 million for standby and commercial letters of credit and $20 million for swing line loans. In connection with the closing of the merger, the amount outstanding under the ABI facility was repaid with borrowings from the new facility. Interest rates under the new facility vary depending on the type of loan made and our leverage ratio as defined in the agreement. The agreement contains various restrictive covenants pertaining to the maintenance of minimum net worth, leverage and interest coverage ratios. In addition, the agreement restricts Abraxis’ ability to declare or pay dividends, make future loans to third parties and incur other indebtedness. Fees of $1.7 million associated with the new agreement will be capitalized and amortized over the term of the agreement and the remaining $0.6 million in unamortized debt acquisition costs related to the prior facilities will be written off in the second quarter of 2006 in conjunction with the closing of the merger.

Acquisition of Manufacturing Plant

On April 25, 2006, Abraxis entered into a definitive purchase agreement with Pfizer Inc., in which Abraxis agreed to purchase Pfizer’s Cruce Dávila manufacturing facility in Barceloneta, Puerto Rico. The purchase includes a 56-acre site which consists of a 172,000 square foot validated manufacturing plant with capabilities of producing EU and US compliant injectable pharmaceuticals, as well as protein based biologic and metered dosed inhaler capabilities. In addition, the acquisition includes a state-of-the-art, computer-controlled 90,000 square foot active pharmaceutical ingredients manufacturing plant and two support facilities housing quality assurance and laboratories totaling 262,000 square feet. This facility is expected to employ 400 to 500 people when fully operational and will provide a third manufacturing site using Abraxis proprietary nanoparticle albumin bound, NAB™, technology to produce chemotherapeutics such as Abraxane®. Under the terms of the agreement, subsequent to closing, Abraxis will lease a portion of the manufacturing facility back to Pfizer. We expect to close on the Cruce Davila facility in the third quarter of 2006 and are presently occupying portions of the property under a sublease agreement with Pfizer.

Abraxane® Co-Promotion and Product Acquisition Agreement

On April 26, 2006, Abraxis entered into a Co-Promotion and Strategic Marketing Services Agreement with AstraZeneca UK Limited, a wholly owned subsidiary of AstraZeneca PLC. Under the Agreement, Abraxis Oncology, a division of Abraxis, and AstraZeneca will:

•	co-promote Abraxane®, Abraxis’ proprietary taxane oncology product in the United States for a term of five and one-half years beginning July 1, 2006;

•	AstraZeneca will pay Abraxis a $200 million up-front signing fee;.

•	the parties will equally share in the costs associated with advertising and promoting Abraxane® in the U. S. and the cost of certain clinical trials that are part of the product’s overall clinical development program;

•	Abraxis will pay AstraZeneca a 22% commission on U.S. net sales of Abraxane® during the term of the agreement, with a trailing commission of ten percent for the first year and five percent for the second year following the end of the five and one-half year term; and

•	Abraxis will be entitled to receive certain milestone payments from AstraZeneca in the event of FDA approvals for new indications for Abraxane® are obtained within specific timelines.

Also under the terms of this agreement, Abraxis granted AstraZeneca a right of first offer to license or co-promote Abraxane®, outside the U.S., other than in certain countries, should we seek to co-license or promote Abraxane® outside of the U.S. and a right of first offer to license or co-promote nab™-docetaxel in the U.S. and other certain countries should Abraxis seek to license or co-promote nab™-docetaxel in those countries.

In addition, Abraxis also entered into an asset purchase agreement with AstraZeneca UK Limited on April 26, 2006 to acquire AstraZeneca’s U.S. anesthetics and analgesic product portfolio, which includes Diprivan® (propofol), Naropin® (ropivacaine), as well as a variety of local anesthetics including EMLA® (Eutectic Mixture of Lidocaine and Prilocaine), Xylocaine® (lidocaine), Polocaine® (mepivacaine), Nesacaine® (chloroprocaine HCl Injection, USP), Sensorcaine® (bupivacaine), and Astramorph® (morphine sulfate injection, USP). Under the Agreement Abraxis will pay AstraZeneca approximately $275 million at closing and $75 million upon the first anniversary of closing. At the closing, AstraZeneca will also enter into an exclusive supply agreement with Abraxis under which AstraZeneca will supply these products to Abraxis for an initial term of five years. In addition, AstraZeneca has agreed that Abraxis will be its preferred partner for consideration of certain proprietary injectable products when patents on these products expire. Under the terms of the Agreement, AstraZeneca has also granted Abraxis a right of first offer to purchase or license AstraZeneca’s anesthetics and analgesics portfolio outside of the U.S. should AstraZeneca decide to divest these assets. Closing of this acquisition transaction is subject to customary conditions.

(12)	Segment Information

Operating primarily in North America, ABI has been organized, managed and reported in two business segments, each with discrete business objectives, management, operating and capital structures. The former operations of the ABI segment is a science-driven organization focused on development-stage biotechnology research, clinical progression and regulatory approval, primarily in products using its proprietary Nanoparticle Albumin Bound, or nab, technology platform. The former operations of the APP segment has historically operated as a separate publicly traded entity focused on the late-stage development, manufacture and marketing of generic injectable pharmaceutical products and Abraxane®, the recently approved, patented nab paclitaxel oncolytic product, licensed from ABI.

Three Months Ended March 31, 2006	Net sales to External Customers	Income (Loss) from Operations	Interest Income	Interest Expense	Provision (Benefit) for Income Taxes	Depreciation and Amortization	Total Assets	Capital Expenditures
APP Operations	$143,754	$41,096	$1,105	$—	$14,833	$4,520	$550,835	$5,703
ABI Operations	774	(15,588)	135	3,655	(2,391)	545	76,475	3,951
Eliminations	—	536	(390)	(390)	205	(536)	(52,420)	—

Total	$144,528	$26,044	$850	$3,265	$12,647	$4,529	$574,890	$9,654

Three Months Ended March 31, 2005	Net sales to External Customers	Income (Loss) from Operations	Interest Income	Interest Expense	Provision (Benefit) for Income Taxes	Depreciation and Amortization	Total Assets	Capital Expenditures
APP Operations	$120,681	$36,247	$585	$—	$14,002	$4,131	$427,370	$8,272
ABI Operations	68	9,801	50	601	(231)	358	70,239	74
Eliminations	—	(14,464)	(272)	(272)	(5,466)	(471)	(52,902)	—

Total	$120,749	$31,584	$363	$329	$8,305	$4,018	$444,707	$8,346